Filed Pursuant to Rule 433
Registration Statement Nos. 333-122925
and 333-122925-01

7.55% ELKS (Equity Linked Notes)

Based Upon the Common Stock of Pulte Homes, Inc.

Final Terms and Conditions

March 6, 2006

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA- (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”).

Underlying Stock:	Pulte Homes, Inc. (NYSE, “PHM”).

Offering:	7.55% Pulte Homes, Inc. Equity Linked Securities (the “ELKS”).

Issue Size:	259,673 Units (Principal Amount of USD 10,000,007.23).

Trade Date:	March 6, 2006.

Issue Date:	March 13, 2006.

Valuation Date:	March 6, 2007.

Maturity Date:	March 13, 2007.

Offering Price:	USD 38.51 per Unit.

Coupon:	7.55% per annum. Coupons will be paid on the 13th day of each March, June, September, and December beginning on June 13, 2006 and ending on the Maturity Date.

Initial Stock Price:	USD 38.51 (or 100%).

Cap Price:	USD 48.14, which represents 125.00% of the Initial stock Price.

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date.

Payment at Maturity:

For each note of USD 38.51:

a)      If the Final Stock Price is less than or equal to the Cap Price then a number of shares of the Underlying Stock for each note equal to the Exchange Ratio, or

b)      If the Final Stock Price is greater than the Cap Price then a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) a ratio equal to the Cap Price divided by the Final Stock Price

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 38.51 principal amount with any fractional shares to be paid in cash.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Notes in minimum denominations and minimum increments of USD 38.51.

Clearing and Settlement:	DTC.

Listing:	None.

CUSIP:	17308C577.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.